Exhibit 99.1
G&K SERVICES REPORTS RECORD FISCAL 2015 SECOND QUARTER RESULTS
Operating Margin Reaches 12.1 Percent, Exceeding 12 Percent Goal
Organic Growth Rate Improves to 6.4 Percent
Adjusted Earnings from Continuing Operations Grow 11 Percent to a Record $0.83 Per Diluted Share

MINNEAPOLIS, MN, January 27, 2015 - G&K Services, Inc. (NASDAQ: GK) today reported operating results for the second quarter of its fiscal year 2015, which ended on December 27, 2014. Second quarter revenue grew 5.0 percent to $237.3 million, up from $225.9 million in last year’s second quarter. Earnings from continuing operations grew 11 percent to $0.83 per diluted share, compared to adjusted earnings from continuing operations of $0.75 per diluted share in the prior year period. Adjusted earnings from continuing operations in the prior year period excluded a $0.06 per share benefit from a change in merchandise amortization lives. Including this benefit, prior year earnings from continuing operations were $0.81 per diluted share (see reconciliation table for details).

“We’ve made tremendous progress on our 12+ Plan in a short time, reaching our margin goal in only six quarters, while also steadily improving return on invested capital and revenue growth,” said Douglas A. Milroy, Chairman and Chief Executive Officer. “We also continue to make investments which position G&K even more strongly for the long-term.”

Income Statement Review
Second quarter revenue grew 5.0 percent to $237.3 million, compared to $225.9 million in the prior-year quarter. The organic growth rate, which adjusts for the impact of currency exchange rate differences, acquisitions and divestitures, was 6.4 percent. This strong organic growth was partially offset by the negative impact of a lower exchange rate for the Canadian dollar, which reduced total revenue growth by 1.4 percent.

Operating margin from continuing operations expanded to 12.1 percent, a 60 basis point increase compared to an adjusted operating margin from continuing operations of 11.5 percent in last year’s second quarter. The higher operating margin was primarily driven by operating leverage from revenue growth, lower motor fuel costs, and lower bad debt expense, partially offset by higher rental merchandise costs. Adjusted operating margin from continuing operations in the prior year period excluded the previously mentioned benefit from the change in estimated merchandise amortization lives. Including this benefit, prior year operating margin from continuing operations was 12.3 percent (see reconciliation table).

Interest expense in the quarter increased to $1.9 million, compared to $1.6 million in the prior-year quarter, primarily due to higher total debt resulting from funding the special dividend which was paid in June 2014. The effective tax rate decreased to 36.5 percent, compared to 37.5 percent in the second quarter last year, primarily due to the favorable resolution of a tax matter. Diluted share count was 20.0 million, compared to 19.9 million in last year’s second quarter.

Balance Sheet and Cash Flow
The company ended the second quarter with total debt, net of cash, of $227.6 million and a ratio of debt to total capital of 38.4 percent. On a three month annualized basis, return on invested capital (ROIC) increased 130 basis points to 11.5 percent, compared to 10.2 percent in the second quarter last year.

Cash provided by operating activities for the six months ended December 27, 2014 was $48.0 million, compared to $15.6 million in the prior year. The increased operating cash flow was primarily due to improved working capital management, higher net income, and lower income tax payments. Capital expenditures for the first six months of the fiscal year were $25.6 million, compared to $15.0 million in the prior year, as the company increased investments in capacity expansion and information technology. Fiscal year-to-date, G&K has returned $19.5 million of cash to shareholders through dividend payments and share repurchases.

Outlook
The company continues to expect full year fiscal 2015 revenue in a range of $930 to $950 million, as organic growth continues to be partially offset by the impact of a lower exchange rate for the Canadian dollar. Based on strong year-to-date performance, the company is increasing the lower-end of its full-year earnings guidance to a range of $3.20 to $3.30 per diluted share, up from the previously announced range of $3.15 to $3.30.

Conference Call Information
The company will host a conference call today at 10:00 a.m. Central Time to discuss its financial results and outlook. The call will be webcast and is available in the Investor Relations section of the company’s website at www.gkservices.com/investors. A replay of the call will be available on the company’s website through February 27, 2015.

Safe Harbor for Forward-Looking Statements
Statements made in this press release concerning the company’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect the company’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended June 28, 2014 and any subsequent filings with the U.S. Securities and Exchange Commission.

About G&K Services, Inc.
G&K Services, Inc. is a service-focused market leader of branded uniform and facility services programs in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has 7,800 employees serving approximately 170,000 customer locations from 165 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GK and is a component of the Standard & Poor’s SmallCap 600 Index. For more information visit www.gkservices.com.

Reconciliation of GAAP to Non-GAAP Financial Measures
The company reports its consolidated financial results in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that certain non-GAAP operating results provide a more meaningful measure on which to compare the company’s results of operations between periods. The company believes these non-GAAP results provide useful information to both management and investors by excluding certain amounts that impact comparability of the results. A reconciliation of operating income, net income and earnings per diluted share on a GAAP basis to adjusted earnings per diluted share on a non-GAAP basis is presented in the table below:

All results reported in the tables below are only from our continuing operations

	Three Months Ended				Three Months Ended
	December 27, 2014				December 28, 2013
(U.S. Dollars, in thousands, except per share data)	Revenue	Operating Income	Net Income	Earnings Per Share	Revenue	Operating Income	Net Income	Earnings Per Share
As Reported	$237,309	$28,624	$16,953	$0.83	$225,919	$27,696	$16,343	$0.81
Less: Change in merchandise amortization lives (2)	—	—	—	—	—	(1,803)	(1,125)	$(0.06)
As Adjusted	$237,309	$28,624	$16,953	$0.83	$225,919	$25,893	$15,218	$0.75

	Six Months Ended				Six Months Ended
	December 27, 2014				December 28, 2013
(U.S. Dollars, in thousands, except per share data)	Revenue	Operating Income	Net Income	Earnings Per Share	Revenue	Operating Income	Net Income	Earnings Per Share
As Reported	467,551	55,474	$33,321	$1.64	$446,142	$51,265	$29,953	$1.49
Add: Impact of pension withdrawal and associated expenses (1)	—	—	—	—	—	1,687	1,048	$0.05
Less: Change in merchandise amortization lives (2)	—	—	—	—	—	(4,076)	(2,560)	$(0.13)
As Adjusted	$467,551	$55,474	$33,321	$1.64	$446,142	$48,876	$28,441	$1.41

(1) In the first quarter of 2014, we increased our estimated liability associated with the withdrawal from the Central States Southeast and Southwest Areas Pension Fund, by $1,687.

(2) In the fourth quarter of fiscal 2013, we modified the estimated useful lives of certain merchandise in service inventory assets to better reflect the estimated periods in which the assets will remain in-service. This benefit was recorded in the cost of rental and direct sale line item. The pretax benefit was $2,273 in the first quarter of fiscal 2014 and $1,803 in the second quarter of fiscal 2014.

These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Return on Invested Capital
Return on invested capital (ROIC) is a non-GAAP financial measure and may not be defined and calculated by other companies in the same manner. The company uses ROIC as a measure of the effectiveness of its use of capital.
The company defines ROIC as adjusted net operating income from continuing operations after tax, divided by the sum of total debt less cash, plus stockholders’ equity. The company assumes an average effective income tax rate of 38.5 percent.
The following table provides a calculation of ROIC on a 3-month annualized basis, for the periods ending December 27, 2014 and December 28, 2013.

	For the Three Months Ended
(U.S. Dollars, in thousands)	December 27, 2014	December 28, 2013
Numerator:
Income from continuing operations as reported	$28,624	$27,696
Less: Change in merchandise amortization lives	—	(1,803)
Adjusted income from continuing operations	28,624	25,893
Income taxes at 38.5 percent	11,020	9,969
Adjusted income after tax from continuing operations	17,604	15,924
Annualized adjusted income after tax from continuing operations	$70,416	$63,696

Denominator:
Current maturities of long-term debt	$560	$—
Long-term debt	240,083	177,000
Total stockholders' equity	385,217	483,043
Less: cash and cash equivalents	(13,034)	(34,016)
Total capital	$612,826	$626,027

Return on invested capital	11.5%	10.2%

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(Unaudited)
	For the Three Months Ended		For the Six Months Ended
(U.S. Dollars, in thousands, except per share data)	December 27, 2014	December 28, 2013	December 27, 2014	December 28, 2013

Rental and direct sale revenue	$237,309	$225,919	$467,551	$446,142

OPERATING EXPENSES
Cost of rental and direct sale revenue	156,993	148,320	308,445	292,825
Pension withdrawal and associated expenses	—	—	—	1,687
Selling and administrative	51,692	49,903	103,632	100,365
Total operating expenses	208,685	198,223	412,077	394,877

INCOME FROM CONTINUING OPERATIONS	28,624	27,696	55,474	51,265
Interest expense	1,923	1,566	3,718	3,147
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	26,701	26,130	51,756	48,118
Provision for income taxes	9,748	9,787	18,435	18,165
NET INCOME FROM CONTINUING OPERATIONS	16,953	16,343	33,321	29,953
Net loss from discontinued operations	—	(8,423)	—	(8,212)
NET INCOME	$16,953	$7,920	$33,321	$21,741

EARNINGS (LOSS) PER COMMON SHARE
BASIC
From continuing operations	$0.85	$0.82	$1.67	$1.52
From discontinued operations	—	(0.43)	—	(0.42)
BASIC EARNINGS PER COMMON SHARE	$0.85	$0.39	$1.67	$1.09
DILUTED
From continuing operations	$0.83	$0.81	$1.64	$1.49
From discontinued operations	—	(0.42)	—	(0.41)
DILUTED EARNINGS PER COMMON SHARE	$0.83	$0.39	$1.64	$1.07

Earnings available to common stockholders:
Net income from continuing operations	$16,953	$16,343	$33,321	$29,953
Less: Income allocable to participating securities	(303)	(237)	(536)	(418)
Net income from continuing operations available to common stockholders	$16,650	$16,106	$32,785	$29,535

Weighted average number of shares outstanding, basic	19,654	19,547	19,641	19,488
Weighted average number of shares outstanding, diluted	20,039	19,940	20,019	19,888

Dividends declared per share	$0.310	$0.270	$0.620	$0.540

CONDENSED CONSOLIDATED BALANCE SHEETS
G&K Services, Inc. and Subsidiaries
(Unaudited)
(U.S. Dollars, in thousands)	December 27, 2014	June 28, 2014
ASSETS
Current Assets
Cash and cash equivalents	$13,034	$37,118
Accounts receivable, net	101,655	100,193
Inventory	40,599	38,423
Merchandise in service	131,676	124,111
Other current assets	24,393	27,250
Total current assets	311,357	327,095

Property, Plant, Equipment, net	206,898	201,382
Goodwill	328,411	333,214
Other Assets	61,490	61,828
Total assets	$908,156	$923,519

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$52,460	$44,600
Accrued expenses and other current liabilities	70,971	72,640
Deferred income taxes	26,048	26,306
Current maturities of long-term debt	560	792
Total current liabilities	150,039	144,338

Long-Term Debt, net of Current Maturities	240,083	266,230
Deferred Income Taxes	19,425	17,214
Other Noncurrent Liabilities	113,392	121,693
Stockholders' Equity	385,217	374,044
Total liabilities and stockholders' equity	$908,156	$923,519

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
G&K Services, Inc. and Subsidiaries
(Unaudited)
	For the Six Months Ended
	December 27,	December 28,
(U.S. Dollars, in thousands)	2014	2013
Operating Activities:
Net income	$33,321	$21,741
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	15,837	15,427
Loss on sale of businesses	—	12,922
Deferred income taxes	4,788	1,084
Share-based compensation	3,314	3,205
Changes in current operating items, exclusive of acquisitions and divestitures-
Accounts receivable	(3,049)	(8,155)
Inventory and merchandise in service	(10,902)	(7,638)
Accounts payable	10,490	51
Other current assets and liabilities	1,592	(23,356)
Other	(7,376)	341
Net cash provided by operating activities	48,015	15,622
Investing Activities:
Capital expenditures	(25,562)	(15,012)
Divestiture of businesses	—	641
Net cash used for investing activities	(25,562)	(14,371)
Financing Activities:
Repayments of long-term debt	(508)	(18)
(Repayments of) Proceeds from revolving credit facilities, net	(25,857)	2,000
Cash dividends paid	(12,357)	(10,678)
Net Issuance of common stock, under stock option plans	2,080	7,072
Repurchase of common stock	(7,094)	(5,406)
Shares associated with tax withholdings under our equity incentive plans	(1,575)	(1,303)
Excess tax benefits of shared-based compensation	1,703	3,008
Net cash used for financing activities	(43,608)	(5,325)
Effect of Exchange Rates on Cash	(2,929)	(500)
Decrease in Cash and Cash Equivalents	(24,084)	(4,574)

Cash and Cash Equivalents:
Beginning of period	37,118	38,590
End of period	$13,034	$34,016
CONTACT:
G&K Services, Inc.
Jeff Huebschen, 952-912-5773
Director, Investor Relations
jeff.huebschen@gkservices.com